Exhibit 10.2

KATY INDUSTRIES, INC.
2008 Chief Executive Officer’s Plan

ARTICLE I

DEFINITIONS

Terms used herein and not otherwise defined shall have the meaning set forth in the Agreement.

1.1           “Administrator” means the Committee.

1.2           “Affiliate” means any subsidiary or parent corporation (within the meaning of Section 424 of the Code) of the Company.

1.3           “Agreement” means a written agreement (including any amendment or supplement thereto) between the Company and the Participant specifying the terms and conditions of an Option granted to such Participant.

1.4           “Board” means the Board of Directors of the Company.

1.5           “Cause” means (i) Participant’s willful failure to perform, or gross negligence in the performance of, the Participant’s material duties and responsibilities to the Company and its Affiliates; (ii) Participant’s material breach of any provision of the Employment Agreement; (iii) commission by Participant of a material act of fraud or embezzlement, or commission of any material dishonesty with regard to the Company or any of its Affiliates; or (iv) conviction of, or plea of nolo contendere to, a felony or other crime involving moral turpitude.  A termination for “Cause” shall be determined in accordance with the Employment Agreement.

1.6           “Change in Control” of the Company means, and shall be deemed to have occurred upon, any of the following events:

(i) a sale or transfer (in one or a series of related transactions) of 100% of the Company’s outstanding capital stock to one Person or a group of Persons acting in concert;

(ii) a sale or transfer (in one or a series of related transactions) of all or substantially all of the Company’s operating subsidiaries or assets to one Person or a group of Persons acting in concert; or

(iii) a transaction or transactions in which any Person or a group of Persons acting in concert acquires stock of the Company in an amount greater than that held by Kohlberg & Co. LLC (“Kohlberg”) and Kohlberg Affiliates and in which Kohlberg relinquishes control of the Board.

1.7           “Code” means the Internal Revenue Code of 1986, and any amendments thereto.

1.8           “Committee” means the Compensation Committee of the Board.

1.9           “Common Stock” means the common stock of the Company.

1.10           “Company” means Katy Industries, Inc.

1.11           “Employment Agreement” means the Employment Agreement between the Company and the Participant effective as of April 21, 2008.

1.12           “Good Reason” means the occurrence of any of the following conditions, without the Participant’s consent: (1) material diminution in the Participant’s duties, authority or responsibilities; (2) any reduction by the Company of the Participant’s Base Salary (as defined in the Employment Agreement) as in effect on the Executive's Employment Date (as defined in the Employment Agreement), as the same may be increased from time to time, or a reduction of the potential annual Target Bonus (as defined in the Employment Agreement) expressed as a percent of base salary (subject to attainment of goals, Board discretion and other conditions of the applicable bonus program); or (3) a material breach of any material provision of the Employment Agreement, including but not limited to the Company's obligations to provide the benefits specified in Section 4 of the Employment Agreement; provided, however, that the Participant gives written notice to the Company of the condition within thirty (30) days of the occurrence of the condition, and provided further that the Company shall have thirty (30) days to remedy the condition and, if the condition is not so remedied, that the Participant terminate his employment hereunder within thirty (30) days hereafter.

1.13           “Option” means a stock option that entitles the holder to purchase from the Company a stated number of shares of Common Stock at the price set forth in an Agreement.

1.14           “Participant” means David J. Feldman.

1.15           "Person" means an individual, a corporation, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.

1.16           “Plan” means the Katy Industries, Inc. 2008 Chief Executive Officer’s Plan.

1.17           “Termination Event” shall have the meaning set forth in Article VII.

ARTICLE II
PURPOSES

The Plan is intended to induce the Participant to become an employee of the Company by enabling the Participant to participate in the future success of the Company and its Affiliates and to associate his interests with those of the Company and its shareholders. The proceeds received by the Company from the sale of Common Stock pursuant to this Plan shall be used for general corporate purposes.

ARTICLE III
ADMINISTRATION

The Plan shall be administered by the Administrator. Notwithstanding any such conditions, the Administrator may, in its discretion, accelerate the time at which any Option  may be exercised. In addition, the Administrator shall have complete authority to interpret all provisions of this Plan; to prescribe the form of Agreements; to adopt, amend, and rescind rules and regulations pertaining to the administration of the Plan; and to make all other determinations necessary or advisable for the administration of this Plan. The express grant in the Plan of any specific power to the Administrator shall not be construed as limiting any power or authority of the Administrator. Any decision made, or action taken, by the Administrator or in connection with the administration of this Plan shall be final and conclusive.  Neither the Administrator nor any member of the Committee shall be liable for any act done in good faith with respect to this Plan or any Option. All expenses of administering this Plan shall be borne by the Company.

ARTICLE IV
STOCK SUBJECT TO PLAN

4.1           Shares Issued.  Upon the exercise of any Option the Company may deliver to the Participant (or the Participant’s broker if the Participant so directs), shares of Common Stock from its authorized but unissued Common Stock.

4.2           Aggregate Limit.  The maximum aggregate number of shares of Common Stock that may be issued under this Plan pursuant to the exercise of Options is 750,000 shares.  The maximum aggregate number of shares that may be issued under this Plan shall be subject to adjustment as provided in Article VI.

ARTICLE V
OPTIONS

5.1           Award.  The Administrator will specify the number of shares of Common Stock to be covered by an award of an Option.  The Administrator shall also determine the vesting schedule for such Options, which may be based on performance measures deemed appropriate by the Administrator.

5.2           Option Price.  The price per share for Common Stock purchased on the exercise of an Option shall be determined by the Administrator on the date of grant.

5.3           Payment.  Unless otherwise provided by the Agreement, payment of the Option price shall be made in cash or a cash equivalent acceptable to the Administrator.  If the Agreement provides, payment of all or part of the Option price may also be made by surrendering shares of Common Stock to the Company or through the withholding of shares of Common Stock otherwise to be delivered upon exercise of the award.  If Common Stock is used to pay all or part of the Option price, the sum of the cash and cash equivalent and the fair market value (determined as of the day preceding the date of exercise) of the shares surrendered and/or withheld must not be less than the Option price of the shares for which the Option is being exercised.

ARTICLE VI
ADJUSTMENT UPON CHANGE IN COMMON STOCK

The maximum number of shares as to which Options may be granted under this Plan, the terms of outstanding Options, and the per individual limitations on the number of shares or for which Options may be granted, shall be adjusted as the Committee shall determine to be equitably required in the event that (a) the Company (i) effects one or more stock dividends, stock split-ups, subdivisions or consolidations of shares or (ii) engages in a transaction to which Section 424 of the Code applies or (b) there occurs any other event which, in the judgment of the Committee necessitates such action. Any determination made under this Article VI by the Committee shall be final and conclusive.

ARTICLE VII
EFFECT OF CHANGE OF CONTROL

In the event of a Change in Control, unless otherwise specifically prohibited by applicable laws, or by the rules and regulations of any governing agency or national securities exchange, any outstanding Options shall become immediately exercisable, and shall remain exercisable for ninety (90) days, after which the Options shall terminate.  The Common Stock issuable upon exercise of the Option shall be subject to adjustment in accordance with Article VI hereof in the event of any changes affecting the Common Stock as a result of such Change in Control.

Notwithstanding anything to the contrary set forth in the Agreement, the provisions of this Article VII shall not apply to the Participant if, prior to the date on which a Change in Control takes place (i) the Option ceases to vest for any reason, or (ii) the Participant ceases to serve in his current position with the Company.  Otherwise, the provisions of this Article VII shall apply to Participant.  Further, notwithstanding anything to the contrary set forth herein, if the Participant's employment is terminated without Cause within ninety (90) days prior to, or one hundred and eighty (180) days after, a Change in Control, such termination shall be deemed to be as a result of a Change in Control, and the Participant, for purposes of this Agreement, shall be deemed to have been employed by the Company on the date on which the Change of Control occurs and shall be entitled to the benefits of this Article VII.

ARTICLE VIII
AMENDMENT

The Board may amend or terminate this Plan from time to time; provided, however, that no amendment may become effective until shareholder approval is obtained if (i) the amendment increases the aggregate number of shares of Common Stock that may be issued under the Plan, (ii) the amendment changes the class of individuals eligible to become Participants or (iii) the amendment materially increases the benefits that may be provided under the Plan.  No amendment shall, without the Participant’s consent, adversely affect any rights of such Participant under any Option outstanding at the time such amendment is made.

ARTICLE IX
GENERAL PROVISIONS

9.1           Employment.  Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate Participant’s employment at any time, nor confer upon Participant any right to continue in the employ of the Company.

For purposes of this Plan, a transfer of Participant’s employment between the Company and a Subsidiary, or between Subsidiaries, shall not be deemed to be a termination of employment.  Upon such a transfer, the Committee may make such adjustments to outstanding Awards as it deems appropriate to reflect the changed reporting relationships.

9.2           Tax Withholding.  The Company shall have the power and the right to deduct or withhold, or require Participant to remit to the Company, an amount sufficient to satisfy Federal, state and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

9.3           Share Withholding.  With respect to withholding required upon the exercise of Options or upon any other taxable event arising as a result of Awards granted hereunder, Participant may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction.  All such elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

9.4           Severability.  In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

9.5           Securities Law and Tax Law Compliance.  With respect to insiders, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the 1934 Act and Code Section 162(m).  To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

        9.6           Governing Law.  To the extent not pre-empted by Federal law, the Plan, and all agreements hereunder, shall be construed in accordance and governed by the laws of the State of Delaware.